Exhibit 99.1

Shareholder Relations	NEWS RELEASE

288 Union Street,
Rockland, MA 02370
INDEPENDENT BANK CORP. REPORTS FIRST QUARTER 2009 EARNINGS
     Rockland, Massachusetts (April 29, 2009). Independent Bank Corp., (NASDAQ: INDB), parent of Rockland Trust Company, today announced first quarter of 2009 net income of $6.4 million, and net income available to common shareholders of $5.2 million, or $0.32 on a per diluted share basis. This compares with net income of $3.0 million, or $0.18 on a diluted earnings per share basis for the fourth quarter 2008, and net income of $6.3 million, or $0.44 on a diluted earnings per share basis for the first quarter of 2008. The increase in earnings from the quarter which ended December 31, 2008 is primarily due to other-than-temporary impairment charges and higher loan provisions recorded during the fourth quarter of 2008.
     Loan and deposit balances grew during the first quarter of 2009, despite the challenging economic environment, as the Company took advantage of opportunities created by market turmoil. Total loans increased by $16.7 million and total deposits increased by $74.7 million during the first quarter of 2009 when compared to December 31, 2008.
     First quarter 2009 results included merger and acquisition expenses of $1.0 million after-tax and an after-tax gain of $0.9 million on the sale of securities. Excluding these items, net operating earnings were $5.3 million, or $0.33 on a per diluted share basis, for the quarter ended March 31, 2009 compared to net operating earnings and diluted earnings per share for the quarters which ended December 31, 2008 and March 31, 2008 of $3.0 million and $0.18, and $6.9 million and $0.48, respectively. A reconciliation table which sets forth the computation of net operating earnings is included in the financial statement schedules attached to this press release.
     “Rockland Trust had solid financial performance during the first quarter of 2009,” said Christopher Oddleifson, President and Chief Executive Officer. “The stability and safety of our organization has distinguished us from our competition in a challenging economic climate. Customers continue to turn to Rockland Trust as a secure place for their deposits and as a lender that is willing and able to meet their credit needs.”
     “We are eagerly looking forward to the upcoming integration of the Benjamin Franklin Bank,” added Oddleifson. “We are excited about expanding into new territory and welcoming Benjamin Franklin customers and employees to Rockland Trust next month.”
CAPITAL PURCHASE PROGRAM REPAYMENT
     On January 9, 2009, the Company raised approximately $78 million through the sale of preferred stock to the United States Treasury pursuant to the Capital Purchase Program (the “CPP”). All of the proceeds from that transaction have been treated as Tier 1 capital for regulatory purposes. The preferred dividend expense in the first quarter amounted to $1.2 million, or $0.07 on a per share basis.

     On April 22, 2009 the Company repaid all of the approximately $78 million CPP preferred stock investment. The Company and Rockland Trust both continue to be “well-capitalized” by applicable regulatory standards following that repayment. Management will discuss the impact of the repayment of CPP funding on the second quarter of 2009 and the remainder of the year on the earnings conference call.
NET INTEREST INCOME
     Comparing the quarter ended March 31, 2009 to the quarter ended December 31, 2008, net interest income decreased $506,000, or (1.7%). The net interest margin for the comparable periods was 3.55% and 3.81%, respectively. The primary reason for this decline is the steady lowering of rates by the Federal Reserve in the fourth quarter of 2008, which caused the Company’s asset yields to reprice faster than its liability costs. A significant additional factor in the margin compression was the Company’s large position in low-yielding, highly liquid short term assets, averaging $121.4 million in the quarter, primarily due to better than anticipated deposit growth during a period when the Company usually experiences seasonal declines in deposit levels.
NON-INTEREST INCOME
     The Company recorded non-interest income of $10.5 million during the first quarter of 2009, an increase of $6.8 million when compared to the quarter ended December 31, 2008. The change in non-interest income is attributable to the following:
➢	Service charges on deposit accounts decreased by $266,000, or (6.8%), mainly due to declines in overdraft and insufficient fund fees.

➢	Wealth management revenue decreased by $250,000, or (9.7%). Despite very weak stock market conditions in the first quarter, assets under management remain stable at $1.1 billion.

➢	Mortgage banking income increased by $659,000, or 132.6%, as a result of increased originations. The balance of the mortgage servicing asset was $1.5 million at both March 31, 2009 and December 31, 2008 and loans serviced amounted to $237.9 million and $250.5 million, respectively.

➢	During the first quarter of 2009, the Company recorded a $1.4 million gain on the sale of securities. There were no gains or losses on the sale of securities during the fourth quarter of 2008.

➢	The Company recorded no Other-Than-Temporary Impairment (“OTTI”) charges in the first quarter of 2009. For the quarter and year ended December 31, 2008 the Company recorded OTTI on certain investment grade pooled trust preferred securities, which resulted in a negative charge to non-interest income of $4.6 million pre-tax and $7.2 million pre-tax, respectively. Pursuant to the recent Financial Accounting Standards Board pronouncements, which stated that previously recorded impairment charges which did not relate to credit loss should be reclassified from retained earnings to other comprehensive income (“OCI”), during the first quarter of 2009 the Company recorded a cumulative effect adjustment that increased retained earnings and decreased OCI by $6.0 million pre-tax or $3.8 million after-tax.

➢	Other non-interest income increased by $663,000, or 116.7%, due to increased trading asset gains and interest rate swap income.
NON-INTEREST EXPENSE
     The Company recorded non-interest expense of $28.3 million in the first quarter of 2009, an increase of $1.7 million, or 6.5%, when compared to the quarter which ended December 31, 2008.
➢	Salaries and employee benefits increased by $391,000, or 2.7%, primarily attributable to an increase in payroll taxes and medical plan insurance.

➢	Occupancy and equipment expense increased by $286,000, or 8.4%, mainly due to an increase in snow removal costs.

➢	The Company recorded merger and acquisition expenses of $1.5 million for the quarter ended March 31, 2009, associated with the acquisition of Benjamin Franklin Bancorp, Inc., consistent with new accounting standards effective January 1, 2009 regarding business combinations. There were no merger and acquisition expenses for the quarter ended December 31, 2008.

➢	Other non-interest expense decreased by $488,000, or (7.2%), which is primarily attributable to decreases in other losses and charge-offs of $132,000 and amortization of intangible assets of $108,000.
     The Company reported a return on average assets and a return on average common equity in the first quarter of 2009 of 0.56% and 6.59%, respectively, as compared to 0.34% and 3.92% for the quarter ended December 31, 2008.
BALANCE SHEET
     Total assets increased by $138.0 million, or 3.8%, to $3.8 billion at March 31, 2009 as compared to December 31, 2008.
     Total loans were $2.7 billion at both March 31, 2009 and December 31, 2008 compared to $2.5 billion at March 31, 2008. During the first quarter of 2009 loans grew by $16.7 million, or 2.5% on an annualized basis. The loan growth was concentrated in the commercial and industrial category. Total commercial loans (including small business) now represent 62.6% of the total loan portfolio. As compared to a year ago, total loans grew by $153.6 million, or 6.1%.
     Securities decreased by $43.9 million, or (6.6%), during the quarter ended March 31, 2009. The decrease is primarily attributable to pay downs of approximately $33.0 million.
     Total deposits increased by $74.7 million, or 2.9%, during the quarter ending March 31, 2009, as compared to December 31, 2008. The Company believes that this increase is attributable to customers retaining additional balances in deposit accounts due to the turbulent stock market.
     Borrowings decreased by $22.9 million, or 3.3%, during the quarter ending March 31, 2009, as compared to December 31, 2008, primarily attributable to scheduled pay downs of outstanding Federal Home Loan Bank borrowings.

     Stockholders’ equity at March 31, 2009 totaled $393.5 million as compared to $305.3 million at December 31, 2008, primarily due to the Company’s receipt of the CPP preferred stock investment during the quarter which has since been repaid. The Tier 1 leverage capital ratio at March 31, 2009 was 9.77%, maintaining the Company’s well-capitalized position. The following table shows the Company’s Capital Ratios at the dates indicated below.
Independent Capital Ratios

	Actual	Estimated
	Before CPP	with CPP
	12/31/2008	3/31/2009
Leverage Ratio	7.55%	9.77%

Tier 1 Capital to Risk Weighted Assets Ratio	9.50%	12.59%

Total Risk Weighted Assets Ratio	11.85%	14.91%

ASSET QUALITY
     The allowance for loan losses was $37.5 million at March 31, 2009 as compared to $37.0 million at December 31, 2008. Nonperforming loans totaled $29.0 million, or 1.08% of total loans at March 31, 2009, as compared to $26.9 million, or 1.01% of total loans at December 31, 2008. The Company’s allowance for loan losses as a percentage of loans was 1.40% and 1.39% at March 31, 2009 and December 31, 2008, respectively. The provision for loan losses was $4.0 million and $5.6 million, for the quarter ended March 31, 2009 and December 31, 2008, respectively. Net charge-offs were $3.6 million and $1.8 million for the periods ending March 31, 2009 and December 31, 2008, respectively. Of the $3.6 million in net charge-offs, $2.1 million was related to one commercial relationship that was provided for in the fourth quarter of 2008. The provision was increased in the first quarter of 2009 and fourth quarter of 2008 to account for loan growth experienced in the quarters in addition to the increase in non-performing loans.
     Christopher Oddleifson and Denis K. Sheahan, Chief Financial Officer, of Independent Bank Corp. and Rockland Trust Company, will host a conference call to discuss first quarter earnings at 4:45 p.m. Eastern Time on Wednesday, April 29, 2009. Internet access to the call is available on the Company’s website at http://www.RocklandTrust.com or by telephonic access by dial-in at 1-800-860-2442 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Passcode: 428956. The web cast replay will be available until April 29, 2010 and the telephone replay will be available until May 15, 2009.
     Independent Bank Corp., which has Rockland Trust Company as a wholly-owned bank subsidiary, currently has approximately $4.6 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. When the anticipated merger of Benjamin Franklin Bank into Rockland Trust is completed in May 2009, Rockland Trust will have: 71 retail branches, 10 commercial lending centers, and 2 mortgage banking centers located in eastern Massachusetts and on Cape Cod; and, 4 investment management offices located in southeastern Massachusetts, on Cape Cod, and in Rhode Island. To discover why Rockland Trust is the bank Where Each Relationship Matters®, visit www.RocklandTrust.com.

     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These non-GAAP measures may exclude significant gains or losses that are unusual in nature, such as securities losses. Because these gains and losses and their impact on the Company’s performance are difficult to predict, management believes that presentations of adjusted financial measures excluding the impact of these gains and losses provide useful information that is essential to a proper understanding of the operating results of the Company. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:
Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660
Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Unaudited — Dollars in Thousands)

				% Change	% Change
	March 31,	December 31,	March 31,	Mar. 2009 vs.	Mar. 2009 vs.
CONSOLIDATED BALANCE SHEETS	2009	2008	2008	Dec. 2008	Mar. 2008

Assets
Cash and Due From Banks	$70,554	$50,007	$80,598	41.09%	-12.46%
Fed Funds Sold and Short Term Investments	149,729	100	—	149629.00%	n/a
Securities
Trading Assets	2,580	2,701	3,305	-4.48%	-21.94%
Securities Available for Sale	558,541	600,291	419,491	-6.95%	33.15%
Securities Held to Maturity	30,804	32,789	39,335	-6.05%	-21.69%
Federal Home Loan Bank Stock	24,603	24,603	24,603	0.00%	0.00%

Total Securities	616,528	660,384	486,734	-6.64%	26.67%
Loans
Commercial and Industrial	286,178	270,832	259,430	5.67%	10.31%
Commercial Real Estate	1,136,411	1,126,295	1,030,085	0.90%	10.32%
Commercial Construction	166,272	171,955	163,785	-3.30%	1.52%
Small Business	87,137	86,670	73,853	0.54%	17.99%

Total Commercial	1,675,998	1,655,752	1,527,153	1.22%	9.75%
Residential Real Estate	406,119	413,024	426,674	-1.67%	-4.82%
Residential Construction	9,727	10,950	7,622	-11.17%	27.62%
Residential Loans Held for Sale	22,412	8,351	15,577	168.38%	43.88%

Total Residential	438,258	432,325	449,873	1.37%	-2.58%
Consumer — Home Equity	411,097	406,240	355,367	1.20%	15.68%
Consumer — Auto	116,375	127,956	147,232	-9.05%	-20.96%
Consumer — Other	35,847	38,614	44,317	-7.17%	-19.11%

Total Consumer	563,319	572,810	546,916	-1.66%	3.00%

Total Loans	2,677,575	2,660,887	2,523,942	0.63%	6.09%

Less — Allowance for Loan Losses	(37,488)	(37,049)	(32,609)	1.18%	14.96%

Net Loans	2,640,087	2,623,838	2,491,333	0.62%	5.97%
Bank Premises and Equipment	36,733	36,429	51,559	0.83%	-28.76%
Goodwill and Core Deposit Intangible	125,726	125,710	127,391	0.01%	-1.31%
Other Assets	127,082	132,001	92,616	-3.73%	37.21%

Total Assets	$3,766,439	$3,628,469	$3,330,231	3.80%	13.10%

Liabilities and Stockholders’ Equity
Deposits
Demand Deposits	$541,038	$519,326	$549,581	4.18%	-1.55%
Savings and Interest Checking Accounts	765,258	725,313	686,808	5.51%	11.42%
Money Market	536,808	488,345	484,634	9.92%	10.77%
Time Certificates of Deposit	810,637	846,096	735,922	-4.19%	10.15%

Total Deposits	2,653,741	2,579,080	2,456,945	2.89%	8.01%
Borrowings
Federal Home Loan Bank Borrowings	408,480	429,634	332,105	-4.92%	23.00%
Fed Funds Purchased and Assets Sold
Under Repurchase Agreements	169,616	170,880	138,633	-0.74%	22.35%
Junior Subordinated Debentures	61,857	61,857	61,857	0.00%	0.00%
Subordinated Debentures	30,000	30,000	—	0.00%	n/a
Other Borrowings	2,442	2,946	10,516	-17.11%	-76.78%

Total Borrowings	672,395	695,317	543,111	-3.30%	23.80%
Total Deposits and Borrowings	3,326,136	3,274,397	3,000,056	1.58%	10.87%
Other Liabilities	46,780	48,798	29,518	-4.14%	58.48%
Stockholders’ Equity
Preferred Stock	73,578	—	—	n/a	n/a
Common Stock	163	163	163	0.00%	0.00%
Additional Paid in Capital	142,140	137,488	137,054	3.38%	3.71%
Retained Earnings	184,387	177,493	168,383	3.88%	9.50%
Accumulated Other Comprehensive Loss, Net of Tax	(6,745)	(9,870)	(4,943)	-31.66%	36.46%

Total Stockholders’ Equity	393,523	305,274	300,657	28.91%	30.89%

Total Liabilities and Stockholders’ Equity	$3,766,439	$3,628,469	$3,330,231	3.80%	13.10%

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Unaudited — Dollars in Thousands, Except Per Share Data)

	Three Months Ended
				% Change	% Change
	March 31,	December 31,	March 31,	Mar. 2009 vs.	Mar. 2009 vs.
CONSOLIDATED STATEMENTS OF INCOME	2009	2008	2008	Dec. 2008	Mar. 2008
INTEREST INCOME
Interest on Fed Funds Sold and Short Term Investments	$198	$51	$19	288.24%	942.11%
Interest and Dividends on Securities	7,267	7,351	5,892	-1.14%	23.34%
Interest on Loans	35,946	38,080	35,168	-5.60%	2.21%

Total Interest Income	43,411	45,482	41,079	-4.55%	5.68%
INTEREST EXPENSE
Interest on Deposits	8,407	9,964	10,315	-15.63%	-18.50%
Interest on Borrowed Funds	5,015	5,023	4,999	-0.16%	0.32%

Total Interest Expense	13,422	14,987	15,314	-10.44%	-12.35%

Net Interest Income	29,989	30,495	25,765	-1.66%	16.39%
Less — Provision for Loan Losses	4,000	5,575	1,342	-28.25%	198.06%

Net Interest Income after Provision for Loan Losses	25,989	24,920	24,423	4.29%	6.41%
NON-INTEREST INCOME
Service Charges on Deposit Accounts	3,648	3,914	3,635	-6.80%	0.36%
Wealth Management	2,330	2,580	2,676	-9.69%	-12.93%
Mortgage Banking Income	1,156	497	1,114	132.60%	3.77%
BOLI Income	729	739	520	-1.35%	40.19%
Net Gain/(Loss) on Sale of Securities	1,379	—	(609)	n/a	-326.44%
Other-Than-Temporary-Impairment on Certain Pooled Trust Preferred Securities	—	(4,646)	—	-100.00%	n/a
Other Non-Interest (Loss)/Income	1,231	568	902	116.73%	36.47%

Total Non-Interest Income	10,473	3,652	8,238	186.77%	27.13%
NON-INTEREST EXPENSE
Salaries and Employee Benefits	14,859	14,468	14,143	2.70%	5.06%
Occupancy and Equipment Expenses	3,705	3,419	2,903	8.37%	27.63%
Data Processing and Facilities Management	1,416	1,403	1,284	0.93%	10.28%
Merger & Acquisition Expense	1,538	—	744	n/a	n/a
WorldCom Bond Loss Recovery	—	—	(418)	n/a	n/a
FDIC assessment	536	559	58	-4.11%	824.14%
Other Non-Interest Expense	6,253	6,741	5,318	-7.24%	17.58%

Total Non-Interest Expense	28,307	26,590	24,032	6.46%	17.79%
INCOME BEFORE INCOME TAXES	8,155	1,982	8,629	311.45%	-5.49%

PROVISION FOR INCOME TAXES	1,767	(1,039)	2,321	-270.07%	-23.87%

NET INCOME	$6,388	$3,021	$6,308	111.45%	1.27%

PREFERRED STOCK DIVIDEND	$1,173	$—	$—	n/a	n/a

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,215	$3,021	$6,308	72.62%	-17.33%

BASIC EARNINGS PER SHARE	$0.32	$0.19	$0.44	68.42%	-27.27%
DILUTED EARNINGS PER SHARE	$0.32	$0.18	$0.44	77.78%	-27.27%
BASIC AVERAGE SHARES	16,285,955	16,280,552	14,386,845	0.03%	13.20%
DILUTED AVERAGE SHARES	16,303,836	16,331,118	14,459,978	-0.17%	12.75%

PERFORMANCE RATIOS:
Net Interest Margin (FTE)	3.55%	3.81%	3.90%	-6.82%	-8.97%
Return on Average Assets	0.56%	0.34%	0.87%	64.71%	-35.63%
Return on Average Common Equity	6.59%	3.92%	10.01%	68.37%	-34.07%

RECONCILIATION TABLE — NON-GAAP FINANCIAL INFORMATION
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS (GAAP)	$5,215	$3,021	$6,308	72.62%	-17.33%
Non-Interest Income Components
(Less)/Add — Net (Gain)/ Loss on Sale of Securities, net of tax	(896)	—	396
Non-Interest Expense Components
Add — Merger and Acquisition Expenses, net of tax	1,000	—	484
Less — WorldCom Bond Loss Recovery, net of tax	—	—	(272)

NET OPERATING EARNINGS	$5,319	$3,021	$6,916	76.07%	-23.08%

Diluted Earnings Per Share, on an Operating Basis	$0.33	$0.18	$0.48	83.33%	-31.25%

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Unaudited — Dollars in Thousands, Except Per Share Data)
RECONCILIATION TABLE — NON-GAAP FINANCIAL INFORMATION
Certain non-core items are included in the computation of earnings in accordance with United States of America generally accepted accounting principles (“GAAP”) in both 2008 and 2007 as indicated by the table below. In an effort to provide investors with information regarding the Company’s results, the Company has disclosed the following non-GAAP information, which management believes provides useful information to the investor. This information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP information which may be presented by other companies.

	Three Months Ended
				% Change	% Change
	March 31,	December 31,	March 31,	Mar. 2009 vs.	Mar. 2009 vs.
	2009	2008	2008	Dec. 2008	Mar. 2008
Non-Interest Income GAAP	$10,473	$3,652	$8,238	186.77%	27.13%
(Less)/Add — Net (Gain)/Loss on Sale of Securities	(1,379)	—	609	n/a	n/a
Add — Other-Than-Temporary-Impairment on Certain Pooled Trust Preferred Securities	—	4,646	—	-100.00%	n/a

Non-Interest Income as Adjusted	$9,094	$8,298	$8,847	9.59%	2.79%

Non-Interest Expense GAAP	$28,307	$26,590	$24,032	6.46%	17.79%
Less — Merger & Acquisition Expenses	(1,538)	—	(744)	n/a	106.72%
Add — WorldCom Bond Loss Recovery	—	—	418	n/a	-100.00%

Non-Interest Expense as Adjusted	$26,769	$26,590	$23,706	0.67%	12.92%

ASSET QUALITY

	For the Period Ending
	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in Thousands, Except Per Share Data)
Nonperforming Loans
Commercial & Industrial Loans	$3,884	$1,942	$516
Small Business Loans	1,638	1,111	584
Commercial Real Estate Loans	10,833	12,370	3,578
Residential Real Estate Loans	8,521	9,394	3,733
Installment Loans — Home Equity	2,940	1,090	1,208
Installment Loans — Auto	665	813	933
Installment Loans — Other	479	213	346

Total Nonperforming Loans	$28,960	26,933	10,898

Non-Accrual Securities	1,698	910	—
Other Assets in Possession	224	231	—
Other Real Estate Owned	1,764	1,809	1,019

Nonperforming Assets	32,646	29,883	11,917

Nonperforming Loans/Gross Loans	1.08%	1.01%	0.43%
Allowance for Loan Losses/Nonperforming Loans	129.45%	137.56%	299.22%
Gross Loans/Total Deposits	100.90%	103.17%	102.73%
Allowance for Loan Losses/Total Loans	1.40%	1.39%	1.29%

Net charge-offs (quarter-to-date)	$3,560	$1,813	$1,089
Net charge-offs to average loans (annualized)	0.53%	0.28%	0.20%

Financial Ratios
Book Value per Common Share	$19.64	$18.75	$18.48
Tangible Common Capital/Tangible Asset (proforma to include the tax deductibility of goodwill and exclude impact of CPP)	5.83%	5.67%	5.86%
Tangible Common Book Value per Share (proforma to include the tax deductibility of goodwill and exclude impact of CPP)	$12.81	$12.19	$11.54

Capital Adequacy
Tier one leverage capital ratio (1)	9.77%	7.55%	8.55%

(1)	Estimated number for March 31, 2009

INDEPENDENT BANK CORP.
SUPPLEMENTAL FINANCIAL INFORMATION
CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE RATE DATA
(Unaudited — Dollars in Thousands)

	Three Months Ended
	March 31, 2009			December 31, 2008			March 31, 2008
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-Earning Assets:

Federal Funds Sold and Short Term Investments	$121,394	$198	0.65%	$19,979	$51	1.02%	$624	$19	12.18%
Securities:
Trading Assets	2,706	25	3.70%	3,036	45	5.93%	2,579	28	4.34%
Taxable Investment Securities	590,400	6,937	4.70%	558,345	6,937	4.97%	423,783	5,386	5.08%
Non-taxable Investment Securities (1)	30,161	469	6.22%	38,461	568	5.91%	45,833	735	6.41%

Total Securities:	623,267	7,431	4.77%	599,842	7,550	5.03%	472,195	6,149	5.21%

Loans (1)	2,667,073	36,065	5.41%	2,617,938	38,200	5.84%	2,207,337	35,285	6.39%
Total Interest-Earning Assets	$3,411,734	$43,694	5.12%	$3,237,759	$45,801	5.66%	$2,680,156	$41,453	6.19%

Cash and Due from Banks	60,079			65,772			60,598
Other Assets	251,307			244,772			170,328

Total Assets	$3,723,120			$3,548,303			$2,911,082

Interest-bearing Liabilities:
Deposits:
Savings and Interest Checking Accounts	$740,020	$996	0.54%	$720,695	$1,490	0.83%	$607,387	$1,591	1.05%
Money Market	518,438	1,696	1.31%	498,845	2,356	1.89%	454,460	2,578	2.27%
Time Deposits	831,196	5,715	2.75%	859,894	6,118	2.85%	607,399	6,146	4.05%

Total interest-bearing deposits:	$2,089,654	$8,407	1.61%	$2,079,434	$9,964	1.92%	$1,669,246	$10,315	2.47%
Borrowings:
Federal Home Loan Bank Borrowings	$410,126	$2,675	2.61%	$309,653	$2,335	3.02%	$300,577	$2,942	3.92%
Federal Funds Purchased and Assets Sold Under Repurchase Agreement	172,884	856	1.98%	168,343	1,144	2.72%	139,276	1,153	3.31%
Junior Subordinated Debentures	61,857	947	6.12%	61,857	995	6.43%	55,059	860	6.25%
Subordinated Debentures	30,000	537	7.16%	30,000	546	7.28%	—	—	—
Other Borrowings	1,772	—	0.00%	2,736	3	0.44%	4,439	44	3.96%

Total Borrowings:	676,639	5,015	2.96%	572,589	5,023	3.51%	499,351	4,999	4.00%

Total Interest-Bearing Liabilities	$2,766,293	$13,422	1.94%	$2,652,023	$14,987	2.26%	$2,168,597	$15,314	2.82%

Demand Deposits	530,425			550,073			475,020

Other Liabilities	42,405			38,261			15,471

Total Liabilities	$3,339,123			$3,240,357			$2,659,088
Stockholders’ Equity	383,997			307,946			251,994

Total Liabilities and Stockholders’ Equity	$3,723,120			$3,548,303			$2,911,082

Net Interest Income		$30,272			$30,814			$26,139

Interest Rate Spread (2)			3.18%			3.40%			3.37%

Net Interest Margin (3)			3.55%			3.81%			3.90%

Supplemental Information:
Total Deposits, including Demand Deposits	$2,620,079	$8,407		$2,629,507	$9,964		$2,144,266	$10,315
Cost of Total Deposits			1.28%			1.52%			1.92%
Total Funding Liabilities, including Demand Deposits	$3,296,718	$13,422		$3,202,096	$14,987		$2,643,617	$15,314
Cost of Total Funding Liabilities			1.63%			1.87%			2.32%

(1)	The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $283, $319, and $374 for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008, respectively.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
Certain amounts in prior year financial statement have been reclassified to conform to the current year’s presentation.